Exhibit 99.1

HARMONY BIOSCIENCES REPORTS STRONG 2025 FINANCIAL RESULTS AND REITERATES 2026 NET REVENUE GUIDANCE OF OVER $1 BILLION

WAKIX 2025 Net Revenue of $868.5 Million; 2026 WAKIX Net Revenue Guidance of $1.0 – $1.04 Billion on Track for Blockbuster Status in Narcolepsy

Recently Completed Settlements with 3 Additional Generic Filers Toward Goal of Securing WAKIX Franchise

Pitolisant GR NDA Submission on Track for Q2 2026; Extends the Pitolisant Franchise into the 2040s

Exploring New Opportunities to Broaden the Pitolisant Franchise Beyond Orphan/Rare into Larger CNS Indications

Potential Best-In-Class Orexin-2 Agonist (BP1.15205) Phase 1 Trial Ongoing; Clinical Data Expected in Mid-2026

Conference Call and Webcast Today at 8:30 a.m. ET

PLYMOUTH MEETING, Pa., February 24, 2026 /Business Wire/ -- Harmony Biosciences Holdings, Inc. (Nasdaq: HRMY) today announced earnings with reported revenue of $243.8 million for Q4 2025, representing 21% year-over-year revenue growth for WAKIX®. For the full year 2025, the company generated $868.5 million in net product revenue, reflecting continued commercial strength as evidenced by six consecutive years of revenue growth and profitability. The company enters the year with significant momentum, reinforcing its profile as a profitable, self-funding biotech company with a robust, late-stage pipeline and strong long-term growth potential.

“WAKIX is on track to exceed $1 billion in revenue and achieve blockbuster status in 2026, reflecting the strength and durability of the pitolisant franchise. Based on this commercial success and our strong momentum, we see even greater opportunity for pitolisant going forward,” said Jeffrey M. Dayno, M.D., President and Chief Executive Officer of Harmony Biosciences. “The next-generation formulations of pitolisant are designed to grow our leadership in sleep-wake, extend the lifecycle of pitolisant into the 2040’s, expand into additional orphan/rare indications, and now broaden our reach beyond orphan/rare into larger CNS patient populations. Our robust late-stage pipeline, including five ongoing Phase 3 registrational trials across five distinct CNS indications, positions Harmony for multiple near-term catalysts and meaningful long-term value creation.”

Fourth Quarter and Full Year 2025 Net Product Revenue for WAKIX

●	Net product revenue for the quarter ended December 31, 2025, was $243.8 million, compared to $201.3 million for the same period in 2024
●	Average number of patients on WAKIX increased by ~400 patients to ~8,500 patients in Q4 2025; representing the third consecutive quarter of ~400+ patient adds
●	Net product revenue for the full year ended December 31, 2025, was $868.5 million, compared to $714.7 million for the full year ended December 31, 2024, representing ~22% growth year on year

Pitolisant Franchise Strategy

WAKIX: On track to achieve blockbuster status in narcolepsy

●	Net revenue projected between $1.0 billion to $1.04 billion for the full year ending December 31, 2026
●	Received FDA approval of pediatric cataplexy indication on February 13th
o	Commercial team triggered full promotional efforts immediately upon approval
●	Pitolisant in Prader-Willi syndrome (PWS)
o	Phase 3 topline data readout in 2H 2026
o	Supports Pediatric Exclusivity for WAKIX: Fulfills the last regulatory requirement for six months of additional regulatory exclusivity on top of the longest patent for WAKIX

ANDA Litigation Update

●	Recently completed settlements with 3 additional generic filers bringing the total to six of the seven ANDA filers
●	The settling parties will receive licenses to launch their generic products no earlier than March 2030 if Harmony is granted pediatric exclusivity, which it is on track to obtain

Pitolisant GR (gastro-resistant): On track to extend pitolisant franchise into the 2040s

●	NDA submission in Q2 2026; anticipated PDUFA date in Q1 2027
o	Approximately 80-90% of patients with narcolepsy experience GI symptoms; pitolisant GR is designed to minimize the worsening of these symptoms

o	Ability to initiate treatment at therapeutic dose with no titration
●	Utility patents filed to extend franchise into the 2040s

Pitolisant HD (high dose): Opportunity to expand pitolisant franchise with differentiated rare indications

●	Phase 3 registrational clinical trials ongoing in narcolepsy (ONSTRIDE 1) and idiopathic hypersomnia (ONSTRIDE 2)
o	Topline data in 2027; anticipated PDUFA date in 2028
o	Enhanced formulation with optimized PK profile, GR coating and higher dose to drive greater efficacy
o	Differentiated indications: fatigue in narcolepsy and sleep inertia in IH
●	Utility patents filed to expand franchise into the 2040s

Exploring new pitolisant formulation to pursue broader indications in CNS patient populations in which fatigue is a prominent symptom

●	Mechanism-based approach supported by clinical data for pitolisant in fatigue
●	Currently planning MS fatigue as the lead indication; follow on indications under consideration include fatigue in Parkinson's disease and post-stroke fatigue
●	Current efforts focused on formulation optimization and new modes of delivery towards a phase 1 PK study
●	Licensed IP with patent protection until 2042

Robust Pipeline

Orexin-2 receptor agonist (BP1.15205)

●	Phase 1 clinical study ongoing; anticipates clinical PK data in mid-2026
●	Potential best-in-class orexin-2 receptor agonist based on a novel chemical scaffold, preclinical potency, selectivity, safety and efficacy data, and potential for once-a-day dosing

EPX-100 (clemizole hydrochloride)

●	One of the most advanced development programs in the 5HT2 (serotonin) agonist class
●	Enrollment ongoing for Phase 3 registrational trial in Dravet syndrome (ARGUS Study) with topline data anticipated in 1H 2027
o	Safety and effectiveness data from the open-label extension study in DS was presented at AES meeting in December 2025
●	Enrollment ongoing for Phase 3 registrational trial in patients with Lennox-Gastaut syndrome (LIGHTHOUSE Study) with topline data anticipated in 1H 2027

Fourth Quarter 2025 Financial Results

Harmony Biosciences reported net product revenue of $243.8 million for the quarter ended December 31, 2025, compared to $201.3 million for the same period in 2024, representing 21% year-over-year growth. This performance reflects both continued demand for WAKIX within the large narcolepsy market opportunity (approximately

80,000 diagnosed patients in the U.S.) and the product's broad clinical utility. The continued success has been driven by strong execution across the organization from sales effectiveness to marketing and promotion and supported by broad payer coverage and how the company supports patients over time.

On a GAAP basis, net income for the quarter was $22.5 million, or $0.38 per diluted share, compared to $49.5 million, or $0.85 per diluted share, in Q4 2024. Non-GAAP adjusted net income, which we believe better reflects our core business performance, was $33.4 million ($0.57 per diluted share) for the fourth quarter of 2025 versus $64.2 million ($1.10 per diluted share) for the comparable 2024 period.

Reconciliations of applicable GAAP financial measures to Non-GAAP financial measures are included at the end of this press release.

Harmony’s operating expenses include the following:

●	Research and Development expenses were $49.9 million in the fourth quarter of 2025, as compared to $34.7 million for the same quarter in 2024, representing a 44% increase;
●	Sales and Marketing expenses were $29.2 million in the fourth quarter of 2025, as compared to $27.6 million for the same quarter in 2024, representing a 6% increase;
●	General and Administrative expenses were $57.6 million in the fourth quarter of 2025, as compared to $28.9 million for the same quarter in 2024, representing a 99% increase; and
●	Total Operating Expenses were $136.7 million in the fourth quarter of 2025, as compared to $91.1 million for the same quarter in 2024, representing a 50% increase.

Full Year 2025 Financial Results

Net product revenues for the year ended December 31, 2025, were $868.5 million, compared to $714.7 million for the same period in 2024. The 22% growth versus the same period in 2024 is primarily attributed to strong commercial sales of WAKIX driven by continued organic demand tapping into a large market opportunity (approximately 80,000 patients diagnosed with narcolepsy in the U.S.) and the broad clinical utility of WAKIX across the approximately 9,000 HCPs that we call on (about 5,000 of whom do not participate in an oxybate REMS program).

GAAP net income for the year ended December 31, 2025, was $158.7 million, or $2.71 earnings per diluted share, compared to GAAP net income of $145.6 million, or $2.51 earnings per diluted share, for the same period in 2024. Non-GAAP adjusted net income was $211.0 million, or $3.60 earnings per diluted share, for the year ended December 31, 2025, compared to Non-GAAP adjusted net income of $196.7 million, or $3.40 per diluted share, for the same period in 2024.

Reconciliations of applicable GAAP financial measures to Non-GAAP financial measures are included at the end of this press release.

Harmony’s operating expenses included the following:

●	Research and Development expenses were $189.6 million for the year ended December 31, 2025, as compared to $145.8 million for the prior year, representing a 30% increase.
●	Sales and Marketing expenses were $119.5 million for the year ended December 31, 2025, as compared to $110.9 million for the prior year, representing a 8% increase;
●	General and Administrative expenses were $152.5 million for the year ended December 31, 2025, as compared to $110.4 million for the prior year, representing a 38% increase; and
●	Total Operating Expenses were $461.6 million for the year ended December 31, 2025, as compared to $367.1 million for the prior year, representing a 26% increase.

As of December 31, 2025, Harmony had cash, cash equivalents and investments of $882.5 million, compared to $576.1 million as of December 31, 2024.

2026 Net Product Revenue Guidance

Reiterated 2026 WAKIX Net Revenue Guidance of $1.0 – $1.04B

Conference Call Today at 8:30 a.m. ET

We are hosting our fourth quarter 2025 financial results conference call and webcast today, beginning at 8:30 a.m. Eastern time. The live and replay webcast of the call will be available on the investor relations page of our website https://ir.harmonybiosciences.com/.

To participate in the live call by phone, dial 800-274-8461 (domestic) or 203-518-9814 (international), and reference passcode HRMYQ425.

Non-GAAP Financial Measures

In addition to our GAAP results, we present certain Non-GAAP measures including Non-GAAP adjusted net income and Non-GAAP adjusted net income per share, which we believe provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements, and the manner in which we calculate Non-GAAP adjusted net income and Non-GAAP adjusted net income per share may not be identical to the manner in which other companies calculate adjusted net income and adjusted net income per share. We use these Non-GAAP measurements as an aid in monitoring our financial performance from quarter-to-quarter and year-to-year and benchmarking against comparable companies. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that we may exclude for purposes of our Non-GAAP financial measures; and we may in the future cease to exclude items that we have historically excluded for purposes of our Non-GAAP financial measures.

About WAKIX® (pitolisant) Tablets
WAKIX, a first-in-class medication, is approved by the U.S. Food and Drug Administration for the treatment of excessive daytime sleepiness (EDS) or cataplexy in patients 6 years of age and older with narcolepsy. It was granted orphan drug designation for the treatment of narcolepsy in 2010, and breakthrough therapy designation for the treatment of cataplexy in 2018. WAKIX is a selective histamine 3 (H₃) receptor antagonist/inverse agonist. The mechanism of action of WAKIX is unclear; however, its efficacy could be mediated through its activity at H₃ receptors, thereby increasing the synthesis and release of histamine, a wake promoting neurotransmitter. WAKIX was designed and developed by Bioprojet (France). Harmony has an exclusive license from Bioprojet to develop, manufacture and commercialize pitolisant in the United States.

Indications and Usage
WAKIX is indicated for the treatment of excessive daytime sleepiness (EDS) or cataplexy in patients 6 years of age and older with narcolepsy.

Important Safety Information

Contraindications
WAKIX is contraindicated in patients with known hypersensitivity to pitolisant or any component of the formulation. Anaphylaxis has been reported. WAKIX is also contraindicated in patients with severe hepatic impairment.

Warnings and Precautions
WAKIX prolongs the QT interval; avoid use of WAKIX in patients with known QT prolongation or in combination with other drugs known to prolong the QT interval. Avoid use in patients with a history of cardiac arrhythmias, as well as other circumstances that may increase the risk of the occurrence of torsade de pointes or sudden death, including symptomatic bradycardia, hypokalemia or hypomagnesemia, and the presence of congenital prolongation of the QT interval.

The risk of QT prolongation may be greater in patients with higher concentrations of pitolisant (e.g., patients with hepatic or renal impairment). Monitor patients with hepatic or renal impairment for increased QTc. Dosage modification is recommended in patients with moderate hepatic impairment and moderate or severe renal impairment. WAKIX is contraindicated in patients with severe hepatic impairment and not recommended in patients with end-stage renal disease (ESRD).

Adverse Reactions
In the placebo-controlled clinical trials conducted in patients with narcolepsy with or without cataplexy, the most common adverse reactions (≥5% and at least twice placebo) for WAKIX were insomnia (6%), nausea (6%), and anxiety (5%). Other adverse reactions that occurred at ≥2% and more frequently than in patients treated with placebo included headache, upper respiratory tract infection, musculoskeletal pain, heart rate increased, hallucinations, irritability, abdominal pain, sleep disturbance, decreased appetite, cataplexy, dry mouth, and rash.

In the placebo-controlled phase of the clinical trial conducted in pediatric patients 6 years and older with narcolepsy with or without cataplexy, the most common adverse reactions (≥5% and greater than placebo) for WAKIX were headache (19%) and insomnia (7%). The overall adverse reaction profile of WAKIX in the pediatric clinical trial was similar to that seen in the adult clinical trial program.

Drug Interactions
Concomitant administration of WAKIX with strong CYP2D6 inhibitors increases pitolisant exposure by 2.2-fold. Reduce the dose of WAKIX by half.

Concomitant use of WAKIX with strong CYP3A4 inducers decreases exposure of pitolisant by 50%. Dosage adjustments may be required.

H1 receptor antagonists that cross the blood-brain barrier may reduce the effectiveness of WAKIX. Patients should avoid centrally acting H1 receptor antagonists.

WAKIX is a borderline/weak inducer of CYP3A4. WAKIX may reduce the effectiveness of sensitive CYP3A4 substrates, including hormonal contraceptives. Patients using hormonal contraception should be advised to use an alternative non-hormonal contraceptive method during treatment with WAKIX and for at least 21 days after discontinuing treatment.

Use in Specific Populations

There is a pregnancy exposure registry that monitors pregnancy outcomes in women who are exposed to WAKIX during pregnancy. Patients should be encouraged to enroll in the WAKIX pregnancy registry if they become pregnant. To enroll or obtain information from the registry, patients can call 1-800-833-7460.

The safety and effectiveness of WAKIX have not been established for the treatment of excessive daytime sleepiness or cataplexy in pediatric patients less than 6 years of age with narcolepsy.

WAKIX is extensively metabolized by the liver. WAKIX is contraindicated in patients with severe hepatic impairment. Dosage adjustment is required in patients with moderate hepatic impairment.

WAKIX is not recommended in patients with end-stage renal disease. Dosage adjustment of WAKIX is recommended in patients with eGFR <60 mL/minute/1.73 m2. The maximum recommended dosage is lower in patients who are CYP2D6 poor metabolizers because these patients have higher pitolisant concentrations CYP2D6 normal metabolizers and may have increased risk of adverse events.

Please see the Full Prescribing Information for WAKIX for more information.

To report suspected adverse reactions, contact Harmony Biosciences at 1-800-833-7460 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Narcolepsy
Narcolepsy is a rare, chronic, debilitating neurological disease of sleep-wake state instability that impacts approximately 170,000 Americans and is primarily characterized by excessive daytime sleepiness (EDS) and cataplexy – its two cardinal symptoms – along with other manifestations of REM sleep dysregulation (hallucinations and sleep paralysis), which intrude into wakefulness. EDS is the inability to stay awake and alert during the day and is the symptom that is present in all people living with narcolepsy. In most patients, narcolepsy is caused by the loss of hypocretin/orexin, a neuropeptide in the brain that supports sleep-wake state stability. This disease affects men and women equally, with typical symptom onset in adolescence or young adulthood; however, it can take up to a decade to be properly diagnosed.

About Idiopathic Hypersomnia
Idiopathic Hypersomnia (IH) is a rare and chronic neurological disease that is characterized by excessive daytime sleepiness (EDS) despite sufficient or even long sleep time. EDS in IH cannot be alleviated by naps, longer sleep or more efficient sleep. People living with IH experience significant EDS along with the symptoms of sleep inertia (prolonged difficulty waking up from sleep) and 'brain fog' (impaired cognition, attention, and alertness). The cause of IH is unknown, but it is likely due to alterations in areas of the brain that stabilize states of sleep and wakefulness. IH is one of the central disorders of hypersomnolence and, like narcolepsy, is a debilitating sleep disorder that can result in significant disruption in daily functioning.

About Clemizole Hydrochloride (EPX-100)
EPX-100, clemizole hydrochloride, is under development for the treatment of Dravet syndrome (DS) and Lennox-Gastaut syndrome (LGS). EPX-100 acts by targeting central 5-hydroxytryptamine receptors to modulate serotonin signaling. The drug candidate is administered orally twice a day in a liquid formulation and has been developed based on a proprietary phenotype-based zebrafish drug screening platform. DS is caused by a loss of function mutation in the SCN1A gene, and scn1 mutant zebrafish replicate the genetic etiology and phenotype observed in the majority of DS patients. The scn1Lab mutant zebrafish model that expresses voltage gated sodium channels has been used for high-throughput screening of compounds that modulate Nav1.1 in the central nervous system.

About Dravet Syndrome

Dravet syndrome (DS) is a severe and progressive epileptic encephalopathy that begins in infancy and causes significant impact on patient functioning. DS begins in the first year of life and is characterized by high seizure frequency and severity, intellectual disability, and a risk of sudden unexpected death in epilepsy. Approximately 85% of Dravet syndrome cases are caused by de novo loss-of-function (LOF) mutations in a voltage-gated sodium channel gene, SCN1A1. DS has an estimated incidence rate of 1:15,700.

About Lennox-Gastaut Syndrome
Lennox-Gastaut syndrome (LGS) is a rare and drug-resistant epileptic encephalopathy characterized by onset in children between 3-5 years of age. The underlying cause of LGS is unknown and can be related to a wide range of factors including genetic differences and structural differences in the brain. As a result, patients experience multiple seizure types, including atonic seizures, and developmental, cognitive, and behavioral issues. LGS affects approximately 48,000 patients in the U.S.

About Harmony Biosciences
Harmony Biosciences is a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases who have unmet medical needs. Driven by novel science, visionary thinking, and a commitment to those who feel overlooked, Harmony Biosciences is nurturing a future full of therapeutic possibilities that may enable patients with rare neurological diseases to truly thrive. Established by Paragon Biosciences, LLC, in 2017 and headquartered in Plymouth Meeting, Pa., we believe that when empathy and innovation meet, a better future can begin; a vision evident in the therapeutic innovations we advance, the culture we cultivate, and the community programs we foster. For more information, please visit www.harmonybiosciences.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our full year 2025 net product revenue, expectations for the growth and value of WAKIX, plans to submit an sNDA for pitolisant in idiopathic hypersomnia; our future results of operations and financial position, business strategy, products, prospective products, product approvals, the plans and objectives of management for future operations and future results of anticipated products. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our commercialization efforts and strategy for WAKIX; the rate and degree of market acceptance and clinical utility of pitolisant in additional indications, if approved, and any other product candidates we may develop or acquire, if approved, including EPX-100; our research and development plans, including our plans to explore the therapeutic potential of pitolisant in additional indications; our ongoing and planned clinical trials; our ability to expand the scope of our license agreements with Bioprojet Société Civile de Recherche (“Bioprojet”); the availability of favorable insurance coverage and reimbursement for WAKIX; the timing of, and our ability to obtain, regulatory approvals for pitolisant for other indications as well as any other product candidates; our estimates regarding expenses, future revenue, capital requirements and additional financing needs; our ability to identify, acquire and integrate additional products or product candidates with significant commercial potential that are consistent with our commercial objectives; our commercialization, marketing and manufacturing capabilities and strategy; significant competition in our industry; our intellectual property position; loss or retirement of key members of management; failure to successfully execute our growth strategy, including any delays in our planned future growth; our failure to maintain effective internal controls; the impact of government laws and regulations; volatility and fluctuations in the price of our common stock; the significant costs and required management time as a result of operating as a public company; the fact that the price of Harmony's common stock may be volatile and fluctuate substantially; statements related to our intended share repurchases and repurchase timeframe; and macroeconomic effects and changes in market conditions, including the impact of tariffs, inflation and the risk of recession. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 24, 2026, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net product revenue	$243,776	$201,267	$868,453	$714,734
Cost of product sold	68,545	54,409	198,342	156,815
Gross profit	175,231	146,858	670,111	557,919
Operating expenses:
Research and development	49,933	34,666	189,594	145,825
Sales and marketing	29,179	27,600	119,512	110,916
General and administrative	57,562	28,865	152,536	110,352
Total operating expenses	136,674	91,131	461,642	367,093
Operating income	38,557	55,727	208,469	190,826
Other expense, net	(105)	160	(680)	(68)
Interest expense	(3,546)	(4,209)	(14,649)	(17,496)
Interest income	5,854	4,477	21,924	18,542
Income before income taxes	40,760	56,155	215,064	191,804
Income tax expense	(18,274)	(6,680)	(56,377)	(46,311)
Net income	$22,486	$49,475	$158,687	$145,493
Unrealized income on investments	(11)	(433)	280	64
Comprehensive income	$22,475	$49,042	$159,967	$145,557
EARNINGS PER SHARE:
Basic	$0.39	$0.87	$2.76	$2.56
Diluted	$0.38	$0.85	$2.71	$2.51
Weighted average number of shares of common stock - basic	57,634,656	57,097,092	57,492,277	56,885,455
Weighted average number of shares of common stock - diluted	58,696,342	58,218,052	58,544,570	57,869,915

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$752,502	$453,001
Investments, short-term	22,838	14,185
Trade receivables, net	96,787	83,033
Inventory, net	5,357	7,198
Prepaid expenses	16,014	13,714
Other current assets	13,516	8,121
Total current assets	907,014	579,252
NONCURRENT ASSETS:
Investments, long-term	107,127	108,874
Intangible assets, net	89,418	113,263
Deferred tax asset	149,699	190,398
Other noncurrent assets	18,373	7,413
Total noncurrent assets	364,617	419,948
TOTAL ASSETS	$1,271,631	$999,200
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$17,693	$13,744
Accrued compensation	18,443	18,776
Accrued expenses	191,039	120,640
Current portion of long-term debt	20,000	16,250
Other current liabilities	4,957	5,672
Total current liabilities	252,132	175,082
NONCURRENT LIABILITIES:
Long-term debt, net	143,663	163,016
Other noncurrent liabilities	5,618	1,947
Total noncurrent liabilities	149,281	164,963
TOTAL LIABILITIES	401,413	340,045
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY:
Common stock—$0.00001 par value; 500,000,000 shares authorized at December 31, 2025 and December 31, 2024, respectively; 57,726,170 and 57,144,887 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	1	1
Additional paid in capital	708,968	656,872
Accumulated other comprehensive income	346	66
Retained earnings	160,903	2,216
TOTAL STOCKHOLDERS’ EQUITY	870,218	659,155
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,271,631	$999,200

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS

(In thousands except share and per share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
GAAP net income (1)	$22,486	$49,475	$158,687	$145,493
Non-GAAP Adjustments:
Non-cash interest expense (2)	157	169	647	700
Depreciation	1,470	6	1,490	267
Amortization (3)	5,962	5,962	23,845	23,845
Stock-based compensation expense	10,292	9,856	44,960	42,701
Income tax effect related to non-GAAP adjustments (4)	(6,988)	(1,227)	(18,587)	(16,271)
Non-GAAP adjusted net income (1)	$33,379	$64,241	$211,042	$196,735

GAAP reported net income per diluted share	$0.38	$0.85	$2.71	$2.51
Non-GAAP adjusted net income per diluted share	$0.57	$1.10	$3.60	$3.40

Weighted average number of shares of common stock used in non-GAAP diluted per share	58,696,342	58,218,052	58,544,570	57,869,915

(1) Includes a $4,250 IPR&D charge related to a clinical milestone achieved for BP1.15205 during the three months and year ended December 31, 2025. Includes a $15,000 IPR&D charge related to a clinical milestone achieved for ZYN002 and a $15,000 IPR&D charge related to an upfront fee incurred upon closing the CiRC research collaboration agreement during the year ended December 31, 2025. Includes a Includes a $25,500 charge related to an upfront license fee incurred upon closing the 2024 Bioprojet Sublicense Agreement, a $17,095 IPR&D charge related to the acquisition of Epygenix, and a $1,000 IPR&D charge related to a preclinical milestone achieved for HBS-102 during the year ended December 31, 2024.

(2) Includes amortization of deferred finance charges.

(3) Includes amortization of intangible asset related to WAKIX.

(4) Calculated using the reported effective tax rate for the periods presented less impact of discrete items.

Harmony Biosciences Investor Contact:

Matthew Beck

917-415-1750

matthew.beck@astrpartners.com

Harmony Biosciences Media Contact:

Cate McCanless

202-641-6086

cmccanless@harmonybiosciences.com